Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (“Amendment”) is entered into on this 22nd day of December, 2004, by and between Wilsons The Leather Experts Inc. (the “Company”), and Joel N. Waller, a Minnesota resident (“Waller”).

WHEREAS, Waller has been employed by the Company as its Chairman and Chief Executive Officer and is a director of the Company;

WHEREAS, the Company and Waller previously entered into an Agreement dated October 28th, 2004 (the “Original Agreement”), pursuant to which Waller resigned all positions held by Waller as an employee, officer, and director of the Company and as a director and officer of all subsidiaries of the Company effective as of January 31, 2005;

WHEREAS, Waller and the Company have agreed that Waller shall remain a director of the Company until the expiration of his term at the 2005 annual meeting of shareholders of the Company, subject to the terms and conditions of this Amendment; and

WHEREAS, the Company and Waller desire to amend the Original Agreement as set forth in this Amendment in connection with Waller’s service as a director of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties agree as follows:

1. Section 2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

2. Resignations/Final Pay.

(a) The Company and Waller confirm that Waller has resigned as Chief Executive Officer of the Company effective December 15, 2004. By executing this Agreement, Waller confirms his resignation of all other positions held by Waller as an employee and officer of the Company (including as Chairman of the Board of the Company) and as a director and officer of all subsidiaries of the Company, effective as of the Separation Time. Waller shall continue as a director of the Company for the remainder of his term, ending at the 2005 annual meeting of shareholders, subject to his earlier resignation or removal, but shall not seek re-election as a director at the 2005 annual meeting of shareholders.

(b) Waller shall be paid his base salary through the Separation Time, in bi-weekly installments, at the rate in effect as of the date of this Agreement. Following the Separation Time, the Company will pay, or will cause one or more of its subsidiaries to pay, Waller: (i) any accrued and unused paid time off, payable in accordance with the regular practices of the Company; and (ii) the full amount of the incentive award for the Incentive Plan period ending on the Separation Time, payable on the same date and in the same manner that awards under the Incentive Plan for such year are paid to the other participants in the Incentive Plan.

(c) Waller shall not be entitled to receive any compensation for his service as a director of the Company.

2. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement. Other than as expressly amended in this Amendment, the Original Agreement shall continue in full force and effect, as so amended by this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date stated above.

/s/ Joel N. Waller
Joel N. Waller

WILSONS THE LEATHER EXPERTS INC.

By: /s/Michael Cowhig

Michael Cowhig

Its Chairman, Compensation Committee